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                                                               Exhibit 24(b)(18)

              MULTIPLE CLASS PLAN FOR KEYSTONE SMALL CAP STOCK FUND


Keystone Small Cap Stock Fund (the "Fund") currently offers three classes of shares with the following class provisions and current offering and exchange characteristics. Additional classes of shares, when created, may have characteristics that differ from those described. References to percentages not otherwise defined are to percentages of average daily net assets of a class.

         I.       CLASSES

         1.       Class A Shares

                  Class A Shares have a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1") and/or a shareholder services plan. The plans provide for payments annually for distribution and/or shareholder services fees based on a percentage of average daily net assets of the Fund.

                  Class A Shares are offered with a front-end sales load, except that purchases of Class A Shares made under certain circumstances (i) are not subject to a front-end sales load but are subject to a contingent deferred sales charge ("CDSC") of limited duration or (ii) are not subject to a front-end sales load or a CDSC.

                  Class A Shares may be exchanged for Class A Shares of other Keystone America Funds and Class A Shares of Keystone Liquid Trust. Class A Shares subject to a CDSC when exchanged will remain subject to the CDSC after the exchange.

         2.       Class B Shares

                  Class B Shares have distribution plans adopted pursuant to Rule 12b-1 and may have a shareholder services plan, which plans provide for payments annually for distribution and/or shareholder services fees based on a percentage of average daily net assets of the Fund. Class B Shares are offered at net asset value without a front-end sales load but with a CDSC, which is a declining percentage on the lesser of current net asset value or initial cost and is of limited duration.

                  Class B Shares automatically convert to Class A Shares within a specified number of years without a sales load or exchange fee.

                  Class B Shares may be exchanged for Class B Shares of other Keystone America Funds issued after June 1, 1995 and Class B Shares of Keystone Liquid Trust issued after June 1, 1995. Class B Shares subject to a CDSC when exchanged will remain subject to the CDSC after the exchange.

         3.       Class C Shares

                  Class C Shares have a distribution plan adopted pursuant to Rule 12b-1, and may have a shareholder services plan, which plans provide for payments annually for distribution and/or shareholder services fees based on a percentage of average daily net assets of the Fund. Class C Shares are subject to a CDSC, which is a percentage of the lesser of current net asset value or initial cost applied for a limited duration.

                  Class C Shares are offered at net asset value without a front-end sales load.

                  Class C Shares may be exchanged for Class C Shares of other Keystone America Funds and Keystone Liquid Trust. Class C Shares subject to a CDSC when exchanged will remain subject to the CDSC after the exchange.

         II.      CLASS EXPENSES

                  Each class bears the expenses of its Rule 12b-1 plan and/or shareholder services plan. There currently are no other class specific expenses.

         III.     EXPENSE ALLOCATION METHOD

                  All income, realized and unrealized capital gains and losses and expenses not assigned to a class will be allocated to each class based on the relative net asset value of each class.

         IV.      VOTING RIGHTS

                  Each class shall have exclusive voting rights on any matter submitted to its shareholders that relates solely to its class arrangement.

                  Each class shall have separate voting rights on any matter submitted to shareholders where the interests of one class differ from the interests of any other class.

                  Each class has in all other respects the same rights and obligations as each other class.

         V.       EXPENSE WAIVERS OR REIMBURSEMENTS

                  Any expense waivers or reimbursements shall be in compliance with Rule 18f-3 issued under the Investment Company Act of 1940.




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